AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 2010

Registration Statement No.333-32850

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	43-1531401
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

222 North LaSalle Street

Chicago, Illinois 60601

(312) 346-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SMURFIT-STONE CONTAINER CORPORATION SAVINGS PLAN

JEFFERSON SMURFIT CORPORATION HOURLY SAVINGS PLAN

SMURFIT PACKAGING CORPORATION SAVINGS PLAN

SMURFIT-STONE CONTAINER CORPORATION HOURLY SAVINGS PLAN

(Full title of the plan)

Craig A. Hunt	Copies to:
Senior Vice President, Secretary and General Counsel	David W. Braswell, Esq.
Smurfit-Stone Container Corporation	Armstrong Teasdale LLP
222 North LaSalle Street	One Metropolitan Square, Suite 2600
Chicago, Illinois 60601	211 North Broadway
312-346-6600	St. Louis, Missouri 63102
(Name and address, including zip code, and telephone number,	314-621-5070
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment”) amends the Registration Statement on Form S-8 (Registration No. 333-32850) filed with the Securities and Exchange Commission on March 20, 2000 (the “Registration Statement”) by Smurfit-Stone Container Corporation, a Delaware corporation (the “Company”).  The Registration Statement registered 10,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  The Registration Statement also covered 1,624,522 shares of Common Stock previously registered on, and carried forward from, a Registration Statement on Form S-8 (File No. 333-66421) filed in connection with the Smurfit-Stone Container Corporation Savings Plan (formerly known as the Jefferson Smurfit Corporation Savings Plan), Jefferson Smurfit Corporation Hourly Savings Plan and Smurfit Packaging Corporation Savings Plan.  The 11,624,522 shares of Common Stock covered by the Registration Statement were allocated as follows:  8,924,522 shares of Common Stock under the Smurfit-Stone Container Corporation Savings Plan, 1,600,000 shares of Common Stock under the Jefferson Smurfit Corporation Hourly Savings Plan, 100,000 shares of Common Stock under the Smurfit Packaging Corporation Savings Plan and 1,000,000 shares of Common Stock under the Smurfit-Stone Container Corporation Hourly Savings Plan (together, the plans are referred to herein as the “Plans”).  Finally, the Registration Statement registered an indeterminate amount of interests (the “Interests”) to be offered and sold pursuant to the Plans in accordance with Rule 416(c) under the Securities Act of 1933, as amended (the “Act”).

In, December 2008, the Company amended the terms of the Plans to no longer allow participants to invest their contributions in the Company’s Common Stock.  Therefore, neither the Common Stock available for issuance under the Plans nor the Interests need to be registered under the Act.  Pursuant to an undertaking contained in the Registration Statement, this Post-Effective Amendment is being filed to deregister, as of the date of its filing, all shares of the Common Stock and all Interests unsold or unissued under the Registration Statement.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and Interests.

Effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration all shares of the Common Stock and the Interests registered under the Registration Statement that remain unsold or unissued as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on June 21, 2010.

SMURFIT-STONE CONTAINER CORPORATION

By:	/s/ Craig A. Hunt
Craig A. Hunt
Senior Vice President, Secretary and General Counsel